UT-BATTELLE
OAK RIDGE NATIONAL LABORATORY

UT-Battelle, LLC
Acting under contract DE-AC05-00OR22725
With the U.S. Department of Energy
Internet: http://www.ornl.gov/adm/contracts/index.shtml

Subcontract

Section A - Agreement Form

1. Subcontract Number: 4000130255

2. Solicitation Number: 6400012902

3. Type of Subcontract: Firm Fixed Price Subcontract

4a. Subcontract Administrator: Lisa Cobb

4b. Email Address: COBBLL@ORNL.GOV

4c. Telephone: 865-576-5470

4d. Fax: 865-241-5557

5. Issued By:
UT-Battelle, LLC
c/o Oak Ridge National Laboratory
P.O. BOX 2008, BLDG. 5300
OAK RIDGE, TN 37831-6050

6. Submit Invoices To:
UT-Battelle, LLC - Accounts Payable
Email pdf file to ornlap@ornl.gov or
Fax to 865-241-1080

7. Name and Address of Seller
Seller Number: 219986
USEC INC
2 DEMOCRACY CTR
BETHESDA MD 20817-1818

8. Ship To:
UT Battelle, LLC for the Dept. of Energy
c/o Oak Ridge National Laboratory
1 Bethel Valley Road, Bldg 7001
Oak Ridge TN 37830

Show subcontract number on all packages, B/L, and, if required, invoices.

9. TABLE OF CONTENTS

(X)	Sec.	Description	(X)	Sec.	Description
X	A	Agreement Form	X	F	Performance Period and Payment Information
X	B	Supplies or Services and Prices/Costs	X	G	General Provisions
X	C	Specifications/Statement of Work	X	H	Special Provisions
	D	Delivery, Shipping, Packaging	X	I	List of Attachments
	E	Inspection and Acceptance			

10. Brief Description of Supplies or Services: Centrifuge Information & Analysis

11. Total Amount of Subcontract: $ 33,708,985.00

12. Seller's Agreement.
Seller agrees to furnish and deliver the items or perform services to the extent stated in this document for the consideration stated in this subcontract. The rights and obligations of the parties to this subcontract are subject to and governed by this document and any documents attached or incorporated by reference.

13. Award.
UT-Battelle, LLC (Company) agrees to award this Subcontract to Seller. The rights and obligations of the parties to this Subcontract are subject to and governed by this document and any documents attached or incorporated by reference.

( ) Seller is required to sign and return a copy of this document. *(Checked if applicable)*	UT-Battelle, LLC
A. Signature of person authorized to sign for Seller: John C. Barpoulis	A. Signature of person authorized to sign: Thomas Mason
B. Name of signer: John C. Barpoulis	B. Name of signer: Thomas Mason
C. Title of signer: SVP & CFO	C. Title of signer: Lab Director
D. Date: 5-1-14	D. Date: 5/1/14

Section B - Supplies or Services and Prices/Costs

B.1 Description
The Seller shall provide all necessary materials, labor, equipment, and facilities (except as specified herein to be furnished by the Company) necessary for the satisfactory and timely performance of the work described in Section C.

B.2 Total Price
The total price of this Agreement is **$33,708,985**. The total price including option(s) is **$117,037,597**.

B.3 Incremental Funding
This Agreement is incrementally funded. The clause, Limitation of Company's Obligation is incorporated in Section H.

B.4 Options
The Company shall have the option(s) to purchase additional quantities of the items or services described in Sections B and C as follows:

Option No.1
Total Price $41,664,306
Period of Performance October 1, 2014 - March 31, 2015
Exercise Date of Option: No later than July 31, 2014

Option No.2
Total Price $41,664,306
Period of Performance April 1, 2015 - September 30, 2015
Exercise Date of Option: No later than January 31, 2015

In the event the Company does not exercise any option by the mutually agreed date for the exercise of such option, the Seller shall be relieved of its obligation to furnish items under options not already exercised.

Section C - Specifications/Statement of Work

Domestic Uranium Enrichment - Centrifuge Information and Analysis
April 17, 2014

Task 1: Demonstration Cascade
Seller operates a 120-machine demonstration cascade at Piketon, Ohio ("Cascade"), subject to regulation by the NRC and OSHA. Seller shall provide the following technical reports utilizing data generated by the operation of the Cascade.

Provide a written, monthly, comprehensive technical report, including the following elements:

Cascade configuration, operational changes, and support
- o Engineering Support required to keep the Cascade operational and to analyze data
- o Any regulatory issues and actions
- o Summary of centrifuge production and assembly support required to keep the Cascade operational

Total machine-hours operated and number of machines operated during the month covered by the report.

Machine performance data such as:
- o Temperatures and flow rates
- o Data from Machine Instrumentation Package

Cascade performance data such as:
- o Calculated SWU production (for entire cascade)
- o Feed rates, and product and tails withdrawal rates (if cascade recycle not used)
- o Any measurements of Product and Tails assays

Description, results, and analysis of any off-normal conditions, including:
- o Listing of failures, if any, or any problems experienced in any centrifuge or centrifuge support equipment
- o Potential likely or root causes of any failures and any needed corrective actions will also be identified.

Facility equipment or facility readiness status including:
- o Any parts or equipment replaced, manufactured, assembled or procured (valued over $10,000)
- o Any machines replaced or taken off line
- o Any machines disassembled and an assessment of the disassembled machines' condition

An assessment of centrifuge machine data that evaluates the performance, condition, and reliability (statements of predicted life) of the centrifuge machines.

Assessment of auxiliary equipment performance (support equipment such as Motor Drive Units,

Machine Instrumentation Package, Diffusion Pumps for each machine, and vacuum systems and instrumentation systems for the Cascade)

These monthly reports will be due, via classified e-mail or paper copy, to Company by Noon (prevailing Eastern time) of the fifth business day after the end of the calendar month.

Task 2: Pathfinder Centrifuges
Seller operates two Verification Test Machine (Pathfinder) centrifuges and, periodically, one additional machine test stand in support of Task 3, at the K-1600 Test Facility in Oak Ridge, TN. Seller shall provide the following technical reports utilizing data generated by the operation of the two Pathfinder centrifuges.

Provide a written, monthly comprehensive technical report, including the following elements:

Total machine-hours operated during the month covered by the report

Calculated SWU production for each machine

Data from Machine Instrumentation Package

Description, results, and analysis of any off-normal conditions, including:
o Listing of failures, if any, or any problems experienced in any centrifuge or centrifuge support equipment
o Potential likely or root causes of any failures and any needed corrective actions will also be identified.

An assessment of centrifuge machine data that evaluates the performance, condition, and reliability (statements of predicted life) of the centrifuge machines.

Description of any Test Stand operation during the month covered by the report and the purpose of the test(s)

Summary of test, engineering and corrective actions required for centrifuge issues

Summary of engineering support required to keep the K-1600 Test facility operational

Any regulatory issues and actions

These monthly reports will cover the data collected for a calendar month and be due, via classified e-mail or paper copy, to Company by Noon (prevailing Eastern time) of the fifth business day after the end of the calendar month.

Task 3: Centrifuge Design Research and Development
Provide comprehensive monthly reports on each of the following research and development activities based on level of effort indicated. Staffing numbers are incremental additions to staffing planned for Task 1 and Task 2 activities. Monthly reports will summarize

technical accomplishments achieved during the calendar month and proposed accomplishments to be achieved during the next calendar month, and shall be due, via classified e-mail or paper copy, to Company by Noon (prevailing Eastern time) on the fifth business day after the end of the calendar month. The Company will provide feedback and comments on the proposed accomplishments for the next month's report, and Seller shall incorporate such comments into its activities under this Task for such report.

Subtask 3.1: Cascade Performance.
Perform technical analyses to troubleshoot and enhance cascade performance using multi-disciplinary team to assess causes and postulate solutions. This effort will require approximately 7 FTEs.

Subtask 3.2: Value Engineering.
Investigate potential cost savings for key centrifuge components, providing analyses of cost and performance improvements. This effort will require approximately 3 FTEs

Subtask 3.3: Machine Reliability.
Investigate potential design changes in AC100 machines that would increase reliability of mechanical or electronic components. This effort will require approximately 6.5 FTEs.

Subtask 3.4: Molecular Pump.
Assess new static molecular pump designs and cost drivers. Provide analysis of pressure, heat, and flow mechanisms that could lower the cost of a machine by eliminating the diffusion pump. This effort will require approximately 10 FTEs.

Company reserves the right to observe and inspect all services performed by Seller under this Statement of Work, including the generation and collection activities at Seller's Piketon and Oak Ridge facilities. Company will coordinate such site visits in advance with Seller.

Section F - Performance Period and Payment Information

F.1. Performance Period. The performance period of this subcontract shall begin on 05/01/2014 and end on 09/30/2014.

F.2. Payment Terms The payment terms are Net 15 days - No Discount.

F.3. Electronic Funds Transfer (EFT). Electronic Funds Transfer (EFT) expedites payments to subcontractors and is our preferred method of payment. A remittance notification (email or fax) is automatically generated to you at the time of payment. To sign up for EFT, revise your banking information, or contact us to verify your current payment information, visit http://www.ornl.gov/adm/contracts/eft.shtml.

F.4. Vendor Account Status System. For detailed payment information or inquiries concerning invoices and payments visit the UT-Battelle, LLC Accounts Payable Vendor Status System (VASS) at http://www.ornl.gov/adm/ap/ or telephone (865)241-4151.

Invoicing:
The Seller shall submit a proper invoice for payment in accordance with the negotiated terms to the address shown in the block titled "Send Invoices To" on the first page of this document. Each invoice shall reflect milestones or services complete and billable under the Agreement and the cumulative amount of all invoices to date. All payments will be made in U.S. Dollars.

Milestone Payment Schedule:
The milestone payment schedule:

#	Description	Due Date	Amount
1	Technical Reports	June 5, 2014	
	-Task 1		$4,625,295
	-Task 2		$1,676,279
	-Task 3		$440,223
	Total		$6,741,797
2	Technical Reports	July 5, 2014	
	-Task 1		$4,625,295
	-Task 2		$1,676,279
	-Task 3		$440,223
	Total		$6,741,797
3	Technical Reports	August 5, 2014	
	-Task 1		$4,625,295
	-Task 2		$1,676,279
	-Task 3		$440,223

	Total		$6,741,797
4	Technical Reports	September 5, 2014	
	-Task 1		$4,625,295
	-Task 2		$1,676,279
	-Task 3		$440,223
	Total		$6,741,797
5	Technical Reports	October 5, 2014	
	-Task 1		$4,625,295
	-Task 2		$1,676,279
	-Task 3		$440,223
	Total		$6,741,797
	Total of all payments		$33,708,985

Options:
The Company shall have the option(s) to purchase additional quantities of the items or services described in Section B as follows:

Option No.1
Total Price $41,664,306
Period of Performance October 1, 2014 - March 31, 2015
Exercise Date of Option: No later than July 31, 2014

Option No.2
Total Price $41,664,306
Period of Performance April 1, 2015 - September 30, 2015
Exercise Date of Option: No later than January 31, 2015

SECTION F. EXCEPTIONS AND/OR CLARIFICATIONS:
This Subcontract (to include F.1 Performance Period) is subject to approval by the United States Bankruptcy Court for the District of Delaware in Case No. 14-10475 (CSS) and shall become effective as of May 1, 2014 only upon and to the extent such approval is granted.

Section G - General Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

Any Representations and Certifications submitted by the Seller that resulted in this document are incorporated by reference.

All articles and documents incorporated by reference, including those made a part of General Provisions, apply as if they were set forth in their entirety.

Information Technology
All information technology acquisitions shall include the appropriate information technology security policies and requirements, including use of common security configurations available from the National Institute of Standards and Technology's website at http:checklists.nist.gov commensurate with the mission of the subcontract and conducive to the research and development efforts of the Oak Ridge National Laboratory.

General Terms and Conditions - Fixed Price (FP Sep 2013)

DO NOT INCLUDE SALES OR USE TAXES
See Blanket Certificate of Resale at http://www.ornl.gov/adm/contracts/documents.shtml.

Section H - Special Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

All articles and documents incorporated by reference, including those made a part of Special Provisions, apply as if they were set forth in their entirety.

Exhibit 4, Authorization and Consent (Dec 2005)
Exhibit 9, Technical Data (Jun 2011)

Exhibit 11, Limited Rights Notice (Sep 2010)

Exhibit 12, Restricted Rights Notice (Sep 2010)

Exhibit 1B, Patent Rights-Acquisition By The Government (Feb 2009)

Protection of Personally Identifiable Information (PII) (Oct 2010)

Milestone Payment Clause (May 2010)
(The stipulated performance milestones in Milestone Payment Clause shall be the monthly technical reports as required in the Scope of Work.)

Cost Accounting Standards--Clauses (Sept 2012), Parts II & V *

Liability with Respect to Cost Accounting Standards

(a) Notwithstanding the provisions of the Cost Accounting Standards - Clauses, or any other provision of this Agreement, the Seller shall be liable to the Government for increased costs or interest resulting from failure of the Seller or a lower-tier subcontractor to comply with an applicable Cost Accounting Standard or to follow any cost accounting practice consistently.

*CAS Clauses Parts II and V are applicable through 12/31/2014.

Cost Accounting Standards--Clauses (Sept 2012), Parts I & V *

Liability with Respect to Cost Accounting Standards

(a) Notwithstanding the provisions of the Cost Accounting Standards - Clauses, or any other provision of this Agreement, the Seller shall be liable to the Government for increased costs or interest resulting from failure of the Seller or a lower-tier subcontractor to comply with an applicable Cost Accounting Standard or to follow any cost accounting

practice consistently.

*CAS Clauses Parts I and V are applicable January 1, 2015, until subcontract period of performance ending date.

Savings Clause
The Company and the Seller agree that if it is determined that the Seller is in noncompliance with Cost Accounting Standards after January 1, 2015, the Seller agrees to an equitable adjustment in price; however, under no circumstances will the results of the audit result in an upward adjustment to the fixed price.

Service Contract Act of 1965, as Amended (Jan 2006)
FAR 52.222.17 Nondisplacement of Qualified Workers (Jan 2013)

Wage Determination
Service Contract Act Wage Determination 2005-2103 Revision No. 13 dated 06/19/2013, 2005-2493 Revision No. 18 dated 06/19/2013 and 2005-2423 Revision No. 14 dated 06/19/2013 are made a part of this subcontract.

Fair Labor Standards Act and Service Contract Act- Price Adjustment (Multiple Year and Option Contracts) (Sept 2009)

Information Technology Special Provision (Mar 2011)

Information Ranking - High Controls

Prior to commencement of work under this Agreement, the Seller must (1) submit a copy of its Authority to Operate (ATO) at the classification level and category required for this Agreement and the "Information System Certification Form for High Controls" and (2) obtain approval from ORNL Cyber Security through the Company's Technical Project Officer. The form is available under the title Special Articles and Forms at http://www.ornl.gov/adm/contracts/documents.shtml.

Insurance - Form 2 (Sep 2012)
(Insurance Form 2 as amended replaces Insurance Form 1)

Technical Direction
The clause, Technical Direction (Jan 2006), is incorporated by reference and amended as

follows: "Performance under this subcontract is subject to the technical direction of the Company's Technical Project Officer (TPO):"

TPO Name..........: William (Bill) Strunk
TPO Telephone #...: (865) 574-8121
TPO Email Address.: strunkwd@ornl.gov

Limitation of Company's Obligation

(a) Of the total price of this Agreement, $6,741,797 is currently allotted and available for payment. It is anticipated that from time to time additional funds will be allotted until the total price of the Agreement is allotted.

(b) The Seller agrees to perform work on the Agreement up to, and is not obligated to continue performance beyond, the point at which, in event of termination of this Agreement pursuant to the clause entitled Termination for Convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), would in the exercise of reasonable judgment by the Seller approximate the total amount at the time allotted to Agreement. Company is not obligated to pay or reimburse the Seller more than the amount allotted under the Agreement at the time of termination regardless of anything to the contrary in the Termination for Convenience clause and regardless of the availability of funds.

(c)(1) Funds currently allotted are expected to cover the work to be performed until June 1, 2014.

(2) If the Seller considers the funds allotted to be inadequate to cover the work until that date, or an agreed date substituted for it, the Seller must notify the Company in writing when, within the next thirty (30) days, the work will reach a point at which, if the Agreement is terminated for convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), will approximate 85 percent of the amount then allotted.

(3) The notice shall state the expected date when the point in (c)(2) will be reached and the estimated amount of additional funds required to continue performance to the date in (c)(1) or an agreed substituted date.

(4) Thirty (30) days before the date in (c)(1) or an agreed substituted date, the Seller must advise the Company in writing of the estimated additional funds required for performance for a further period as may be specified in the Agreement or otherwise agreed to by the parties.

(5) If after the notification in (c)(4), additional funds are not allotted by the date in (c)(1) or by an agreed substituted date, the Company will, upon written request of the Seller, terminate this Agreement on that date or the date set forth in the request, whichever is later, pursuant to the Termination for Convenience clause.

(d) When additional funds are allotted for continued performance, the parties shall agree on the period of performance covered by the funds. Paragraphs (b) and (c) above shall apply to the additional allotted funds and the substituted date pertaining to them, and the Agreement shall be modified accordingly.

(e) If the Seller incurs additional costs or is delayed in performance solely because the Company failed to allot sufficient additional funds, and if additional funds are

allotted, an equitable adjustment shall be made in price (including target, billing, and ceiling prices and hourly rates where applicable) or in the time for delivery, or both.

(f) The Company may at any time before termination (and, after notice of termination, with the consent of the Seller), allot additional funds for this Agreement.

(g) Nothing in this clause affects the rights of the Company to terminate this Agreement in whole or in part under the Termination for Default and Termination for Convenience clauses.

(h) Funds are allocated for performance of specific tasks and may not be used for other purposes or for performance of other tasks under this Agreement.

SECTION H. EXCEPTIONS/DELETIONS/ADDITIONS/CLARIFICATIONS:

General:

Prior Government Agreements - Nothing herein shall be construed as altering any agreements between Seller and the Government including but not limited to Agreement Between U.S. Department of Energy and USEC Inc. dated June 17, 2002 as amended; Nonexclusive Patent License granted by U.S. Department of Energy to USEC Inc. dated December 7, 2006; Cooperative Agreement dated June 12, 2012 between DOE and USEC Inc. and American Centrifuge Demonstration, LLC ("ACD") Contract No.DE-NE-0000530; Contract dated June 12, 2012 between DOE and ACD Contract No. DE-NE-0000488; Lease Agreement Between the DOE and United States Enrichment Corporation for the Gas Centrifuge Enrichment Plant (GCEP Lease) dated as of December 7, 2006; CRADA No. 00-0579 between UT-Battelle, LLC, and USEC Inc., dated June 28, 2002, as amended; and Lease Agreement between DOE and USEC Inc. for Buildings K-1600 and K-101, dated December 20, 2002. The rights and obligations of Seller and the Government with respect to matters under those agreements shall be addressed exclusively by the provisions thereof. All parties recognize that Seller's ability to perform this subcontract is subject to access granted to certain equipment and facilities owned by the U.S. government under one or more of those agreements.

Terms and Conditions - Fixed-Price (FP Sep 2013):

(1) Section 6.1 Subcontracting Plan - Plan in development and Seller will submit no later than 9/30/2014.
(2) Part 2 is not applicable.
(3) Section 1.14 Bankruptcy - It is acknowledged that Seller has complied with Section 1.14 of the General Terms and Conditions and has notified the Company that on March 5, 2014, Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") case number 14-10475. The Seller shall notify the Company if their bankruptcy proceeding converts from a Chapter 11 to a Chapter 7.
(4) Part 3A shall not apply to Seller's activities under this Agreement to the extent Seller's access to classified information or special nuclear material in connection with such activities is subject to regulation by the NRC, or is subject to regulation by DOE under other agreements or authorizations.

(5) Section 1.18 Public Release of Information - It is agreed that nothing shall prevent Seller from making disclosures as required by law, including public disclosures as required by securities laws and Securities and Exchange Commission regulations, the bankruptcy code, and as required by bankruptcy rules and the bankruptcy court.

(6) Section 1.6 Warranty, Section 1.19 Government Property, Section 1.15 Hazardous Material Identification and Material Safety Data Sheets, and Section 1.28 Electrical Equipment are deleted and replaced with the following:

"It is agreed that the scope of the work and deliverables under this subcontract are the provision of technical reports required under the Scope of Work. No property, materials, or equipment shall be considered a deliverable under this Subcontract".

(7) The following clause is added:

Confidentiality of Information - Seller

(a) To the extent that the work under this subcontract requires that the Company be given access to information which has been marked or identified as confidential or proprietary, sensitive, technical, or financial belonging to the Seller or other companies, (hereinafter referred to as "protected information"), the Company shall after receipt thereof, treat protected information as marked or identified from unauthorized use and disclosure. The Company agrees not to appropriate protected information to its own use or to disclose protected such information to third parties unless specifically authorized by the Seller in writing. The foregoing obligations, however, shall not apply to information which:

(1) at the time of receipt by the Company, is in the public domain;

(2) after receipt thereof by the Company is published or otherwise becomes part of the public domain through no fault of the Company;

(3) the Company can demonstrate was in its possession at the time of receipt thereof and was not acquired directly or indirectly from the Seller;

(4) the Company can demonstrate was received by it from a third party that did not require the Company to hold it in confidence; or

(5) must be disclosed under operation of law or regulation.

(b) The Company agrees to allow access only to those employees that need the protected information to perform services under this subcontract and agrees that the protected information will be used solely for the purpose of performing services under this subcontract. The Company shall ensure that its employees will not discuss, divulge or disclose any protected information to any person or entity except those persons within the Company's organization directly concerned with the performance of the subcontract. Notwithstanding the foregoing, Company may provide employees of DOE access to protected information in accordance with Company's prime contract with DOE for the management and operation of the Oak Ridge National Laboratory. DOE employees are obligated by 18 USC 1905 to protect protected information from unauthorized disclosure.

(c) The Company shall administer a monitoring process to ensure compliance with the provisions of this clause, promptly report any breaches to the Seller's technical representative, and implement immediate, appropriate corrective actions to contain and prevent recurrence.

(d) The Seller may terminate this subcontract for default if Company or an employee of the Company fails to comply with the provisions of this clause. The Seller may also exercise any other rights and remedies provided by law or this subcontract, including criminal and civil penalties.

Section I - List of Attachments

Attachment A Wage Determination 2005-2103 Revision No. 13 dated 06/19/2013

Attachment B Wage Determination 2005-2493 Revision No. 18 dated 06/19/2013

Attachment C Wage Determination 2005-2423 Revision No. 14 dated 06/19/2013